EXHIBIT F-1


                       (Letterhead of Steven R. Sullivan)


                                           December 23, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

     RE: UNION ELECTRIC COMPANY - APPLICATION/DECLARATION ON FORM U-1 (FILE NO. 70-10089)

Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application") under the Public Utility Holding Company Act of 1935 (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Union Electric Company (d/b/a AmerenUE) ("AmerenUE"), a public-utility subsidiary of Ameren Corporation, a registered holding company, and the Commission's order dated December 12, 2002 (the "Order") authorizing AmerenUE pursuant to Section 12(d) of the Act and Rule 44 thereunder to sell certain generating facilities and associated facilities (the "Project") to the City of Bowling Green, Missouri for an amount not to exceed $125 million (the "Transaction"). I have acted as counsel for AmerenUE in connection with the Application.

     In connection with the opinions given herein, I have examined the Application and the Order and original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering the opinions given herein. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that:

     1. All state laws applicable to the Transaction have been complied with;
and

     2. The Transaction did not violate the legal rights of the holders of any securities issued by AmerenUE or any of its associate companies.


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Securities and Exchange Commission
December 23, 2002
Page 2


     The opinions expressed herein are limited to the laws of the State of Missouri. To the extent that any of the opinions expressed herein is based upon the laws of another State, I have obtained and relied upon opinions of other counsel qualified to practice in such jurisdictions, in form satisfactory to me, as I deemed appropriate. I hereby consent to the use of this "past tense" opinion in connection with the Application. This "past tense" opinion is intended solely for the use of the Commission and may not be relied upon by any other person.

                                           Sincerely,


                                           /s/ Steven R. Sullivan
                                           Vice President Regulatory Policy,
                                           General Counsel and Secretary